Exhibit 99.1

AMENDED AND RESTATED ADECOAGRO/IFH
2004 STOCK INCENTIVE OPTION PLAN

Preliminary Statement

The Adecoagro/IFH 2004 Stock Incentive Option Plan (the “Plan”), effective as of the Effective Date is hereby amended and restated to extend the maximum time within which each Option, as defined below, granted pursuant to this Plan may be exercised.

The purpose of the Plan is to encourage and enable the employees of operating subsidiaries of Adecoagro S.A (the “Company”), a Luxembourg stock corporation, (such subsidiaries collectively with the operating subsidiaries of the Company, the “Adecoagro Entities”) to acquire a proprietary interest in the Company through the grant of options as herein provided. By encouraging such individuals to acquire ownership of its membership interests, the Company seeks to attract and retain the services of persons of exceptional competence and to furnish an incentive for them to increase their efforts on behalf of the Adecoagro Entities.

1.	Shares Subject to the Plan

The Company’s ordinary shares, par value USD$1.50 per share (the “Ordinary Shares”) that may be issued and sold pursuant to options to purchase Ordinary Shares (the “Options”) granted under the Plan shall be 2.401.228 (the “Option Shares”). For purposes of this limitation, the Option Shares underlying any Options that are forfeited, canceled, withheld upon exercise of an Option to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Option Shares or otherwise terminated (other than by exercise or exchange), in each case shall be added back to the Option Shares available for issuance under the Plan. Options in respect of Option Shares that have not been granted prior to the Effective Date may be granted prior to or after the date of consummation of an Exit Event or a Change of Control (as each term is defined below) (the consummation of an Exit Event or Change in Control being an “Acceleration Event”).

2.	Eligibility

Options hereunder may be granted to only employees of operating subsidiaries of the Company (collectively, the “Optionees” and each an “Optionee”).

3.	Administration

(a) Administration of Plan. The Plan shall be administered by the Board of Directors of the Company, (the “Board”), or at the discretion of the Board, by a committee thereof, comprised, except as contemplated by Section 3(c), of not less than two members of the Board. All references to the “Committee” shall be deemed to refer to the group then responsible for administration of the Plan at the relevant time (i.e., either the Board or a committee or committees of the Board, as applicable).

(b) Powers of Committee. The Committee shall have the power and authority to grant Options consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Options may from time to time be granted;

(ii) to determine the time or times of grant, and the amount, if any, Options, granted to any one or more grantees;

(iii) to determine the number of Option Shares to be covered by any Option and, subject to the provisions of Section 4 below, the price, exercise price, conversion ratio or other price relating thereto;

(iv) to determine and, subject to Section 8 below, to modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Option, which terms and conditions may differ among individual Options and grantees, and to approve the form of written instruments evidencing the Options;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Option;

(vi) to impose any limitations on Options granted under the Plan, including limitations on transfers, repurchase provisions and the like, and to exercise repurchase rights or obligations;

(vii) subject to any restrictions applicable to Options, to extend at any time the period in which Options may be exercised; and

(viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable to interpret the terms and provisions of the Plan and any Option (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

(c) Delegation of Authority to Grant Options. Subject to applicable law, the Committee, in its discretion, may delegate to the Chief Executive Officer of the Company the power to designate officers or employees to be recipients of Options, and to determine the number of such Options to be received by such officers or employees. Any such delegation by the Committee shall also provide that the Chief Executive Officer of the Company may not grant awards to himself or herself. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

(d) Option Agreement. Options under the Plan shall be evidenced by Option Agreements (each, an “Option Agreement”) that set forth the terms, conditions and limitations for each Option and may include, without limitation, the term of an Option, the provisions applicable in the event employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Option. The Committee may also amend the terms of outstanding Options, including any Option Agreement, subject to the consent of the Optionee if the amendment adversely affects any of his or her substantive rights under the Option or the applicable Option Agreement. Without limiting the generality of the foregoing, if the Company is converted from a corporation to another form of entity, the Optionees must cooperate in all respects with such conversion, which may require the conversion of the Ordinary Shares held by the Optionees or Ordinary Shares subject to Options into voting common equity of such other form of entity;provided, however, that such new securities shall have an equivalent value and liquidation, distribution and voting rights as reasonably determined by the Committee, taking into account the provisions of written agreements governing the Options. Notwithstanding any provision of this Section 3, in connection with a conversion of the Ordinary Shares or Ordinary Shares subject to Options into voting common equity, the Committee shall be permitted to make adjustments to the Plan and any outstanding Options without the consent of any Optionee.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan grantees.

(e) Indemnification. Neither the Board nor the Committee, nor any member or representative of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s governing documents, including its articles or bylaws, or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Option Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and any Subsidiary operate or have employees or other individuals eligible for Options, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries, if any, shall be covered by the Plan; (ii) determine which individuals, if any, outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Option granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the limitation on the number of Option Shares reserved for issuance pursuant to Section 1(a) hereof; and (v) take any action, before or after an Option is granted, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Options shall be granted, that would violate the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, any other applicable United States securities law, the United States Internal Revenue Code of 1986, as amended, or any other applicable United States or other governing statute or law.

4.	Price and Terms

The exercise price per share for the Ordinary Shares hereunder shall be determined by the Committee at the time of grant but shall not be less than the greater of one hundred percent (100%) of the Fair Market Value of an Ordinary Share on the Date of Grant and the par value of an Ordinary Share. Notwithstanding the foregoing, with respect to options to purchase ordinary units of IFH LLC (the “IFH Options”) granted prior to the Effective Date that are converted into Options in connection with the corporate reorganization (the “Reorganization”) that occurred on October 30, 2010 (the “Reorganization Date”), the exercise price per Option Share shall be based upon the exercise price per unit of the IFH Option, as set forth in the following table:

Per Unit/Share Exercise Price Conversion
IFH Option Exercise Price	Option Exercise Price
1	5.82674
1.22	7.10862
1.48	8.62358

Each Option shall be exercisable at such time or times as the Committee shall from time to time determine, and as shall be specified in the applicable Option Agreement, but in no event after the expiration of twenty years from the date such Option is granted.

5.	Limitations on Right to Exercise, Shareholder Rights

The events upon, and time at, which an Option becomes exercisable or vests will be provided in the form of Option Agreement attached hereto. The Committee may also establish whether Options not exercised or not vested within specified periods may accumulate and become exercisable or vest, in whole or in part, on any later date(s), and they may provide for the acceleration of the vesting or exercise dates of Options or if permitted by the Option terms, acceleration of the expiration dates of Options in certain events. The issuance of Option Shares representing shares under any Option will be contingent upon receipt by the Company from the Optionee (or a substitute purchaser permitted by the terms of the Option) of the full purchase price for such Option Shares, or such other consideration as may be approved by the Committee, and the fulfillment of any other requirements specified in the Option or applicable provisions of law. No Optionee or other person entitled to exercise an Option shall be, or shall be deemed to be, a holder of any Option Shares subject to the Option for any purpose unless and until such Option Shares are issued to such Optionee under the terms of the Plan and the Option. Immediately upon exercise of an Option or any portion thereof and without any further action on the part of the Optionee or his legal representative, the Company shall have the right to make due inscription in the Register of Shareholders of the Company to reflect the ownership of such Option Shares. Options shall be in registered form only.

6.	Non-Transferability of Option

(a) Generally. Except as provided in Section 6(b) hereof, Options granted under the Plan shall not be sold, exchanged, delivered or assigned, disposed of, bequeathed or gifted, pledged, mortgaged, hypothecated or otherwise encumbered, transferred or permitted to be transferred (hereinafter “Transfer” and any such action a “Transfer”), whether voluntarily, involuntarily or by operation of law (including the laws of bankruptcy and insolvency). In addition, Options granted under the Plan are exercisable during the Optionee’s lifetime only by the Optionee. The rights and obligations of the Company under the Plan and any Options may be assigned to a successor entity, subject, in the case of any Options, if applicable, to the terms of the applicable Option Agreement.

(b) Certain Permitted Transfers. Transfers of Options granted under the Plan to one or more trusts of which the Optionee is sole trustee, with sole power and authority to direct the disposition of and voting with respect to the assets thereof, and the sole beneficiaries thereof are the Optionee and/or his or her direct descendants shall be permitted. In addition, Transfers of Options granted under the Plan by will or the laws of descent or distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended, shall be permitted.

Notwithstanding anything to the contrary in this Plan, transferees of any Options granted under the Plan permitted by this Section 6 shall acquire and hold the Options granted under the Plan and other rights subject to all provisions of this Plan and applicable Option Agreement as if such Options and other rights were still held by the Optionee, whether or not the transferee(s) so agree with the transferring Optionee.

7.	Tax Withholding

Each Optionee shall, no later than the date as of which the value of an Option or of any Option Shares or other security received thereunder first becomes includable in the gross income of such Optionee for U.S. federal income tax purposes or as provided under the applicable law governing the terms of the specific Option, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, or local taxes of any kind, as well as social security payments, required by law to be withheld with respect to such income. The Company or any of its Subsidiaries, as applicable, shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Optionee.

8.	Board Approval; Amendment of the Plan

This Plan has been approved by the Board pursuant to the terms of the Articles of Incorporation. The Board may amend this Plan at any time or times. An amendment shall be binding upon Options previously granted under the Plan unless the amendment adversely affects the rights of an Optionee, in which event the consent of the Optionee shall be required (except as provided in Section 3 hereof).

9.	Expiration and Termination of the Plan

(a) Generally. Options may be granted under the Plan at any time, or from time to time, prior to the tenth anniversary of the initial effective date of the Plan. The Plan may be abandoned or terminated at any time by the Board, except with respect to any Options then outstanding under the Plan.

(b) Mergers and Other Sale Events. In the case of and subject to the consummation of an Acceleration Event, the Plan shall terminate upon the effective time of any such Acceleration Event and the vesting of any outstanding Options shall be accelerated and become fully vested and exercisable as provided in the Option Agreement. In the event of such termination, each Optionee shall be permitted, within a specified period of time prior to the consummation of the Acceleration Event as determined by the Committee, to exercise all outstanding Options held by such grantee then exercisable or that will become exercisable as of the effective time of the Acceleration Event provided that the exercise of Options not exercisable prior to the Acceleration Event shall be subject to the consummation of the Acceleration Event.

For purposes of the Plan, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition “control” (including its correlative meanings, “controlled by”and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Change of Control” means (i) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the United States Securities Exchange Act of 1934) (without including in such person or group any Affiliate of any member of the Company), directly or indirectly, of securities representing more than 50% of the combined voting power in the election of directors of the then outstanding securities of the Company or its operating subsidiaries or any successor of the Company; (ii) any sale or disposition of all or substantially all of the assets of the Company or operating subsidiary of the Company; or (iii) any merger, liquidation, reorganization, consolidation, or statutory share exchange as a result of which the persons who were shareholders or other equity holders of the Company or operating subsidiary of the Company (the “Pre-transaction Shareholders”) immediately prior to the effective date of the merger, liquidation, reorganization, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined economic and voting power of the surviving corporation or other entity, provided that any such economic and voting power that is acquired by any Affiliate of any such shareholder or any Affiliate of any shareholder of the Company shall be attributed to the Pre-transaction Shareholders for the purpose of determining whether such 50% threshold has been satisfied.

“Exit Event” means the sale, assignment, conveyance, exchange or other disposition of all or substantially all of the assets of any operating subsidiary of the Company taken as a whole, directly or indirectly, in one or a series of related transactions, whether by way of merger, conversion, liquidation or dissolution; provided, however, that any transfer, or other event set forth above, to an Affiliate shall not be deemed an “Exit Event.”

“Fair Market Value” of an Ordinary Share on any given date means the fair market value of the Ordinary Share determined in good faith by the Committee based on the reasonable application of a reasonable valuation method not inconsistent with Section 409A of the United States Internal Revenue Code of 1986, as amended. If the Ordinary Shares are admitted to quotation on a securities exchange, the determination shall be made by reference to market quotations. If the date for which Fair Market Value is determined is the first day when trading prices for the Ordinary Shares are reported on a securities exchange, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.

“Initial Public Offering” means the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, and the rules and regulations thereunder, covering the offer and sale by the Company or any of its Subsidiaries or affiliates of its equity securities, as a result of or following which the Ordinary Shares shall be publicly held.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other legal entity.

“Subsidiary” or “Subsidiaries” means any Person of which fifty percent (50%) or more is owned, directly or indirectly, by the Company.

10.	Shareholder Agreement.

Notwithstanding any other provision of this Plan to the contrary, the issuance of Ordinary Shares to be purchased pursuant to the exercise of an Option prior to an Initial Public Offering, shall be contingent upon the Optionee’s execution of a Joinder Agreement to the Shareholder Agreement dated as of the Reorganization Date (as amended from time to time, the “Shareholder Agreement”), or other appropriate securityholder documentation, as may be required by the Committee in its discretion.

11.	Governing Law

This Plan and all Options granted hereunder shall be governed by Luxembourg law except as required by the laws of the applicable jurisdiction in which any Optionee is employed or otherwise engaged by the Company or any of its Affiliates, as the case may be.